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                                                                    EXHIBIT 99.1

                           [LETTERHEAD OF IL FORNAIO]


FOR IMMEDIATE RELEASE                                       CONTACT: PAUL KELLEY
                                                                  (415) 945-4207
                                                                PKELLEY@ILFO.COM



                     IL FORNAIO REPORTS COMPLETION OF MERGER

CORTE MADERA, CA--July 17, 2001--Il Fornaio (America) Corporation (Nasdaq National Market: ILFO), an authentic Italian restaurant and bakery company with locations across the United States, today announced that it has completed the previously announced merger of the Company with Manhattan Acquisition Corp., an affiliate of Bruckmann, Rosser, Sherrill & Co., L.L.C. ("BRS"). Under the terms of the amended merger agreement, the merger consideration payable to the stockholders of Il Fornaio is $12.00 per share in cash, or an aggregate cash price of $77.7 million (including amounts paid to holders of Il Fornaio options). Certain directors, members of management and other senior employees will retain an equity interest in Il Fornaio. FleetBoston, IBJ Whitehall and BancBoston Capital provided the debt financing.

"We are pleased to have completed this transaction for the Company and its stockholders," said Mike Hislop, Chief Executive Officer. "Now Il Fornaio can look forward to growing our brand of restaurants and bakeries at a pace that is best suited for our high-quality authentic Italian concept."

Following the completion of the transaction, Il Fornaio will continue to be headquartered in Corte Madera, California, and will operate as a private company. It is expected that most of the members of the current Il Fornaio management team will continue as management of Il Fornaio as the surviving corporation in the merger.

Il Fornaio owns and operates 25 full-service Italian restaurants that serve creatively prepared, premium-quality Italian cuisine based on authentic regional Italian recipes. Many Il Fornaio restaurants house a retail bakery offering Il Fornaio's baked goods, prepared foods and a variety of Il Fornaio-brand products. The Company also owns and operates "Canaletto Ristorante Veneto" at The Venetian Resort Hotel and Casino in Las



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Vegas, Nevada. Il Fornaio's bakery division operates four wholesale bakeries that produce artisan breads, pastries and other baked goods for sale in its own locations and to high-quality grocery stores, coffee retailers, hotels and other fine restaurants.

BRS was formed in 1995 and manages approximately $1.2 billion of committed capital. The firm is currently investing its second fund, which has $770 million of committed capital. The founding partners of BRS are former senior officers of Citicorp Venture Capital, Ltd. where they worked from the mid 1980's until forming their own firm. BRS has significant investments in California Pizza Kitchen and Acapulco Restaurants (which recently acquired the El Torito chain) and previously had investments in Au Bon Pain and Restaurant Associates, Inc.
In addition, BRS has signed a definitive agreement to purchase McCormick & Schmick's Restaurant Group, an operator of upscale seafood restaurants.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, including statements related to the Company's future growth and prospects, that involve risks and uncertainties relating to future events, such as risks related to competition, restaurant performance, changes in consumer preferences and general economic conditions. These risks and uncertainties could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. The Company assumes no obligation to update the forward-looking information.



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